UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549



FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): May 4, 2005



SCOTT'S LIQUID GOLD-INC.
(Exact name of Registrant as specified in its charter)

Colorado                 001-13458                84-0920811
(State or other         (Commission           (I.R.S. Employer
 jurisdiction of         File Number)          Identification No.)
         incorporation)

4880 Havana Street, Denver, CO             80239

(Address of principal executive offices) (Zip Code)

Registrant's telephone number: (303) 373-4860

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]	Written communications pursuant to Rule 425 under the
	Securities Act (17 CFR 230.425)
[  ]	Soliciting material pursuant to Rule 14a-12 under the
	Exchange Act (17 CFR 240.14a-12)
[  ]	Pre-commencement communications pursuant to Rule 14d-2(b)
	under the Exchange Act (17 CFR 240.14d-2(b))
[  ]	Pre-commencement communications pursuant to Rule 13e-4(c)
	under the Exchange Act (17 CFR 240.13e-4(c))


Total pages: 3


Item 1.01	Entry into a Material Definitive Agreement.

On May 4, 2005, the Company's wholly-owned subsidiary, Neoteric Cosmetics, Inc. ("Neoteric"), entered into a new distribution agreement with Montagne Jeunesse International Ltd ("Montagne Jeunesse") covering the Company's distribution of Montagne Jeunesse products. It replaces a distribution agreement in effect since 2000. In the new agreement, Montagne Jeunesse appoints Neoteric as its exclusive distributor to market and distribute Montagne Jeunesse products in the United States of America. The appointment is for a period of 18 months, commencing May 3, 2005, and continues in force until terminated by either party by giving to the other party no less than three months' notice in writing of a termination at the end of the initial term of 18 months or any time after the initial term.

In the agreement, Neoteric agrees, among other things: Not to distribute during the duration of the agreement and for 36 months thereafter any goods of the same description as and which compete with the Montagne Jeunesse products; to use its best endeavors to develop, promote and sell the products in the United States and to expand the sale of the products to all potential purchasers by all reasonable and proper means; to purchase certain core products; to maintain an inventory of the products for Neoteric's own account at a level which is based on three months agreed forecasted sales for the products throughout the United States; and to submit projections of product requirements on a rolling six month basis. Montagne Jeunesse undertakes to use all reasonable endeavors to meet all orders for the products to the extent that such orders do not exceed the forecast for each type of the products. Both parties agree to suggested targeted sales for the first five years of the agreement as stated in the agreement. The prices for the products are the published list prices as established by Montagne Jeunesse from time to time, with three months written notice of any change in the published list prices. No party may assign or transfer any rights or obligations under the agreement or subcontract the performance of any obligation.

The agreement may also be terminated for a material breach if the breaching party has failed to remedy the breach within 30 days after receipt of notice in writing and for certain other events. Montagne Jeunesse may terminate the agreement (1) if Neoteric changes its organization or methods of business in a way viewed by Montagne Jeunesse as less effective or (2) if there is a change in control of Neoteric.

The principal and controlling owner of Montagne Jeunesse, Gregory Butcher, owned beneficially, to the knowledge of the Company, at March 15, 2005 approximately 10.0% of the Company's outstanding common stock. The Company's sales of Montagne Jeunesse products accounted in 2004 and to date in 2005 for a significant portion of the Company's total net revenues.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      SCOTT'S LIQUID GOLD-INC.
                                      (Registrant)

Date:   May 10, 2005                  /s/ Jeffry B. Johnson
                                      -----------------------------
                                      By: Jeffry B. Johnson
                                      Chief Financial Officer and
                                      Treasurer